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                                                                    Exhibit 12.1

      COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES COLEMAN CABLE,
      INC

                                                                 FOR THE YEAR ENDED                          FOR THE PERIOD ENDED
                                               -------------------------------------------------------------------------------------
                                                                                                           Proforma
                                                2000         2001        2002       2003         2004         2004    March 31, 2005
                                               -------     -------     -------    --------     -------     ---------  --------------
(thousands, except ratios)

Fixed Charges
 Interest and amortization of debt discount
  and expense on all indebtedness              $19,634     $16,636     $11,784    $ 10,331     $11,503     $  14,472      $ 3,816

 Add interest element implicit in rentals        1,096       1,179       1,103       1,045         973           973          223

Interest capitalized
                                               -------     -------     -------    --------     -------     ---------      -------

                                               -------     -------     -------    --------     -------     ---------      -------
Total fixed charges                             20,730      17,815      12,887      11,376      12,476        15,445        4,039
                                               =======     =======     =======    ========     =======     =========      =======

Income
  Income (loss) before income taxes             (3,881)     (2,898)      5,190       6,610      (5,915)       (8,788)          60

Add
 Fixed charges (excluding Interest
  capitalized)                                  20,730      17,815      12,887      11,376      12,476        15,445        4,039
                                               -------     -------     -------    --------     -------     ---------      -------

                                               -------     -------     -------    --------     -------     ---------      -------
 Income before fixed charges and income
   taxes                                       $16,849     $14,917     $18,077    $ 17,966     $ 6,561     $   6,657      $ 4,099
                                               =======     =======     =======    ========     =======     =========      =======

                                               -------     -------     -------    --------     -------     ---------      -------
Ratio of income to fixed charges                  0.81        0.84        1.40        1.58        0.53          0.43         1.01
                                               =======     =======     =======    ========     =======     =========      =======
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